Exhibit 10.2

Fifth Amendment to the

Bowater Incorporated Benefits Equalization Plan

As Amended and Restated Effective February 26, 1999

WHEREAS, Bowater Incorporated (the “Company”) previously amended and restated the Bowater Incorporated Equalization Plan as of February 26, 1999 (the “Plan”);

WHEREAS, Section 9 of the Plan permits the Human Resources and Compensation Committee of the Board of Directors of the Company (the “HRCC”) to amend the Plan; and

WHEREAS, the HRCC desires to amend the Plan to: (1) beginning January 1, 2008 cease participation, benefit accrual and compensation increases for any Participant who is actively employed and who is also a participant in the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated, and (2) effective as of October 29, 2007, provide that all retirement benefits payable to such Participants will be subject to Code Section 409A and will be payable in a lump sum upon the earlier of (A) the Participant’s “separation from service” (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder), subject to a six-month delay in payment for any Participant determined to be a “key employee” (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder), or (B) upon an in-service payment date if elected by such employee; and

WHEREAS, the HRCC desires to further amend the Plan to treat two specified Participants as having ten years of service for purposes of entitlement to benefits under this Plan.

NOW, THEREFORE, the Plan is amended in the following respects. Except as otherwise noted below, the amendments are effective as of October 29, 2007.

1. Section 1 is amended in its entirety to read as follows:

“1. Purpose of the Plan. The purpose of the Bowater Incorporated Benefits Equalization Plan (the ‘Plan’) is to provide benefits payable out of the general assets of Bowater Incorporated (the ‘Company’) to a select group of management or highly compensated employees participating in the Bowater Incorporated Retirement Plan (hereinafter sometimes referred to as the ‘Funded Plan’) whose benefits under the Funded Plan are limited by the application of Section 415 and/or Section 401(a)(17) of the Internal Revenue Code of 1986. The Plan was first adopted as of August 22, 1990. The Plan was restated as of February 26, 1999, to incorporate all amendments that had been made as of such date.

Notwithstanding any other provision of the Plan to the contrary, effective as of December 31, 2004, any amounts that are earned and deferred under the Plan, but not vested as of December 31, 2004 shall be subject to Internal Revenue Code (the ‘Code’) Section 409A and the Treasury Regulations promulgated thereunder. For such amounts, the Plan shall be interpreted and administered consistent with Code Section 409A and the Treasury Regulations promulgated thereunder. Any amounts that are earned, deferred and vested under the Plan as of December 31, 2004 are ‘grandfathered’ (within the meaning of, and as determined in accordance with, Code Section 409A and the Treasury Regulations thereunder). Therefore, such grandfathered amounts are not subject to Code Section 409A. Effective as of October 29, 2007, for any Participant who is actively employed and who is also a participant in the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated (the ‘SERP’), any such remaining grandfathered amounts shall be brought into compliance with Code Section 409A and the Treasury Regulations (including related transitional guidance).

Beginning January 1, 2007, the Plan was frozen to new, otherwise eligible employees and to active participants who, as of December 31, 2006, were less than age 55 and whose age plus years of service totaled less than 70. The Plan, as may be amended from time to time, was continued for participants who, as of December 31, 2006, were age 55 or older or whose age plus years of service equaled or exceeded 70.

Beginning January 1, 2008, the Plan will be frozen to all active participants who are actively employed and who are also participants in the SERP.”

2. Section 3 is amended in its entirety to read as follows:

“3. Eligibility and Participation.

(A) Participation Before January 1, 2007. All Participants (as such term is defined in the Funded Plan) in the Funded Plan (‘Eligible Employees’) shall be eligible to participate in the Plan. Notwithstanding the foregoing, effective as of May 1, 2006, the Company’s President and Chief Executive Officer shall not be an Eligible Employee in accordance with his Employment Agreement dated April 4, 2006.

(B) Participation Beginning January 1, 2007. Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2007, Participants who are less than age 55 and whose age plus Years of Service (determined under the Funded Plan) total less than 70 (determined as of December 31, 2006) shall cease to actively participate in the Plan, and all benefits shall cease to accrue for such Participants. No additional compensation (within the meaning of the Funded Plan) or Years of Service earned by such a Participant after December 31, 2006 shall be applied to determine the amount of the Participant’s benefits pursuant to Section 4. In addition, effective as of January 1, 2007, no new Eligible Employees shall be eligible to participate in the Plan.

(C) Participation Beginning January 1, 2008. Notwithstanding anything in the Plan to the contrary, the retirement benefit of each active Participant who is actively employed and who is also a participant in the SERP shall cease to accrue effective as of January 1, 2008. Such Participants shall cease to actively participate in the Plan. With respect to any such Participants, no additional compensation (within the meaning of the Funded Plan) or Years of Service earned by such a Participant after December 31, 2007 shall be applied to determine the amount of the Participant’s benefits pursuant to Section 4.”

3. Section 5(B) is amended by replacing the words “Supplemental Benefit Plan for Designated Employees of Bowater Incorporated (the ‘SERP’)” with “SERP” in the first paragraph.

4. Section 4 is amended to read as follows:

“4. Benefits. The benefits payable to an Eligible Employee or to his Spouse or Beneficiary under the Plan shall be equal to (A) less (B), where:

(A) equals the benefits that would have been payable to the Eligible Employee, his Spouse or Beneficiary under the Funded Plan without regard to:

(i) the dollar limitation on compensation in the Funded Plan,

(ii) the dollar limitation on annual retirement benefits in the Funded Plan, or

(iii) the combined plan limitations in the Funded Plan (if any).

For purposes of determining the Funded Plan benefit under this (A), if ‘compensation’ within the meaning of the Funded Plan for 2006 is used to calculate the benefit under the Funded Plan, then the value of restricted stock units, determined as of the date of grant, awarded to Participants in lieu of the annual cash bonus payable under the Bowater Incorporated Annual Incentive Plan for 2005 shall be treated as an item of compensation under the Funded Plan for 2006 (regardless of whether such compensation exceeds the dollar limitations of clause (i) herein), subject to the vesting and forfeiture provisions of such award. Notwithstanding the foregoing, effective October 29, 2007, Gaynor L. Nash and James T. Wright shall be treated as having ten (10) Years of Service for purposes of calculating their benefits payable under this clause (A) and shall not accrue any additional Years of Service from and after such date; and

(B) equals the benefits actually payable to the Eligible Employee, his Spouse or Beneficiary under the Funded Plan. The benefit payable under the Funded Plan shall be determined as of the earlier of the Participant’s separation from service or December 31, 2007 for purposes of determining the amount of the retirement benefit payable under the Plan that is subject to Code Section 409A.”

5. Section 5 is amended by adding a new Section 5(D) to read as follows:

“(D) Notwithstanding the foregoing provisions of this Section 5, effective as of October 29, 2007, the following shall govern distribution of benefits to Participants who are actively employed as of such date and who are also participants in the SERP, whether or not they are vested in the benefits described in Section 4.

(i)	Retirement benefits payable under Section 4 shall be distributed in a single lump sum payment, computed using the applicable mortality table defined in Code Section 417(e)(3)(A)(ii)(I) and a 6% interest rate. If a Participant is unmarried as of his Distribution Date, the lump sum shall be calculated as if such Participant were married and his spouse was three years younger than such Participant.

Payment shall be made following the Distribution Date (as defined in clause (ii) below), but no later than the end of the calendar year in which the Distribution Date occurs or, if later, the 15th day of the third month following the Distribution Date. However, if payment is subject to the six-month delay in payment for any Participant determined to be a ‘key employee’ (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder) because the Participant’s Distribution Date is separation from service, payment shall be made on the first day of the seventh month following the Participant’s separation from service.

(ii)	‘Distribution Date’ shall mean the earlier of a Participant’s ‘separation from service’ (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder), subject to a six-month delay in payment for any Participant determined to be a ‘key employee’ (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder), or a Participant’s In-Service Payment Election Date (as described in clause (iii) below).

(iii)	A Participant may elect to receive an in-service payment as of a specified date during 2008 (the ‘In-Service Payment Election Date’) of any retirement benefits to which he may be entitled under Section 4, provided that if the Participant incurs a ‘separation from service’ (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder) before his In-Service Payment Election Date, payment shall be made upon such separation subject to the six-month delay set forth in clause (i) above. For such election to be valid, the Participant must complete and return an in-service payment election form to the Employer on or before December 31, 2007. This election is intended to provide for a fixed time of payment as permitted by the transitional guidance issued by the Internal Revenue Service pursuant to Code Section 409A. For vested Participants who retired before October 29, 2007, the provisions of the Plan in effect at the time the Participant terminated employment with the Company and all affiliates dictate whether payment of all or any portion of their benefit payable under Section 4 (as then in effect) is distributed in a lump sum, if such lump sum option was offered under the Plan and available to the Participant. If the lump sum option was available at the time the participant terminated employment, then the payment of the participant’s benefit shall be distributed in a single lump sum using the applicable mortality table defined in Code Section 417(e)(3)(A)(ii)(I) and a 6% interest rate.”

6. Section 6 is amended by adding the following sentence to the end of the first paragraph of that Section:

“Notwithstanding the foregoing, effective October 29, 2007, Gaynor L. Nash and James T. Wright shall be treated as having ten (10) Years of Service, for purposes of their entitlement to receive retirement benefits under this Plan but shall not accrue any additional Years of Service from and after such date.”

7. Section 9 is amended by adding the following sentence to the end of that Section:

“Upon termination of the Plan, the Committee reserves the discretion to accelerate distribution of any retirement benefits subject to Code Section 409A that are payable under the Plan, provided that any such acceleration shall be made in accordance with the Treasury Regulations promulgated under Code Section 409A.”

* * *

IN WITNESS WHEREOF, the HRCC has caused this Fifth Amendment to the Plan to be executed by a duly authorized officer this 27th day of November, 2007.

BOWATER INCORPORATED

By:	/s/ Jim T. Wright
Jim T. Wright
Title:	Executive Vice President – Human Resources

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